Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Vice President and	Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS UPDATES STOCKHOLDER RIGHTS PLAN

RALEIGH, NC, January 10, 2003 - Salix Pharmaceuticals, Ltd. (Nasdaq: SLXP) today announced that its Board of Directors has adopted an updated stockholder rights plan in connection with its reincorporation in Delaware last year. Consequently, the Board has authorized the redemption, effective on January 20, 2003, of rights under its existing stockholder rights plan for $0.0001 per right.

Under the updated plan, Salix declared a dividend of one right to purchase a fraction of a share of a newly created class of preferred stock for each share of common stock outstanding at the close of business on January 20, 2003. The rights, which with some exceptions, expire on January 9, 2013, may be exercised only if certain conditions are met, such as the acquisition (or the announcement of a tender offer that would result in an acquisition) of 20% or more of Salix’s common stock by a person or affiliated group. In such an event, all rights holders, except the acquiring person or group, may exercise each right to purchase 1/100th of a share of preferred stock (or shares of the third-party acquirer in certain circumstances) at effectively half of the then-current market price. The new rights also are redeemable by Salix for $0.0001 per right.

The rights plan has no immediate dilutive effect on Salix’s capital structure, nor will it affect reported earnings per share or change the way Salix’s shares of common stock are traded. Neither the adoption of the plan nor the dividend distribution of the rights is taxable to Salix or its stockholders.

Adam Derbyshire, Vice President and Chief Financial Officer of Salix, stated, “We are adopting a plan that is similar to plans adopted by many other companies. The rights are designed to assure that our Board of Directors will be provided greater flexibility and authority in the face of potentially coercive takeover techniques that might provide inadequate value to the stockholders. The plan would allow for a change of control of the Company that is in the best interests of our stockholders.” Mr. Derbyshire added, “The updated plan was adopted after our reincorporation in Delaware in the normal course of updating the Company’s stockholder rights protections and not in response to any specific acquisition proposal.”

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs; complete the required development and regulatory submission of these products; and market them through the Company’s 60-member gastroenterology specialty sales force. Salix’s first marketed product is COLAZAL® (balsalazide disodium) Capsules 750 mg, an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. Safety and effectiveness of COLAZAL beyond 12 weeks has not been established. The Company launched the product in the U.S. through its specialty sales force in January 2001. COLAZAL was well tolerated in clinical studies. In clinical trials, patients reported the following adverse events most frequently: headache (8%); abdominal pain (6%); diarrhea (5%); nausea (5%); vomiting (4%); respiratory infection (4%); and arthralgia (4%). Withdrawal from therapy due to adverse events was comparable to placebo. Salix’s next product candidate is rifaximin, currently in development for the potential treatment of infections of the gastrointestinal tract. The Company submitted an NDA for rifaximin for the treatment of travelers’ diarrhea to the FDA on December 26, 2001. The Company received an approvable letter from the FDA on October 25, 2002 and is currently working with the FDA to complete the approval process. In July 2002, Salix acquired exclusive U.S. development and marketing rights to a pellet formulation of mesalamine. The Company intends to complete the development work required to secure regulatory approval for the product in the U.S. Salix trades on the Nasdaq National Market under the ticker symbol “SLXP.”

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

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Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include volatility of its stock price, risks of regulatory review and clinical trials, the need to acquire additional products and management of rapid growth. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.